EXHIBIT 99.2

Seacoast Banking Corporation of Florida

Second Quarter Earnings Conference Call

July 19, 2005

11:00 a.m. ET

Host: Dennis S. Hudson, III

Operator:

Good morning ladies and gentlemen and welcome to the Second Quarter Earnings Release conference call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session.  Please note that this conference is being recorded.  I would now like to turn the call over to Mr. Dennis Hudson.  Mr. Hudson, you may begin.

Dennis Hudson:

Thank you and welcome to Seacoast’s second quarter 2005 earnings conference call.  Before we begin I would like to direct your attention to the statement contained at the end of our press release regarding forward statements.  During this call we are going to be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act. Accordingly, our comments are intended to be covered within the meaning of Section 27A of that Act.

We have also posted a few slides on our website that we will refer to in our comment.  Please feel free at this time to visit seacoastbanking.net and click on “Presentations” at the bottom of the “Investor Relations” listing to view these slides as we continue with our comments.

With me today is Bill Hahl, our Chief Financial Officer, as well as Doug Gilbert, our Chief Credit Officer, and Jean Strickland, who I will introduce later.  All of us will be available to answer questions following our prepared remarks.

Before we begin a discussion of our results this quarter we would like to comment on an exciting announcement this morning by Seacoast, and that is the appointment by our Board of Directors of Jean Strickland to President and Chief Operating Officer of our principal banking subsidiary, First National Bank and Trust Company.  Jean is a 15-year veteran of our company, having held key leadership positions on both the credit and operations side of the house.  Over the past couple of years, she has been leading our efforts to develop a new market in Palm Beach County and recently has accepted responsibility for integration of our new entry into Orlando.  Jean’s appointment this morning is part of our management succession planning that has been underway for some time.

Doug Gilbert will continue to serve as an important mentor to Jean in his new role as Vice Chairman and Chief Credit Officer of the bank.  I am also pleased to announce Doug’s appointment to President and Chief Credit Officer of Seacoast, as well as my appointment as Chairman and Chief Executive Officer of Seacoast.

The changes we have made today, and others we will be making in the coming year, will help ensure continuity of management and continuity of our strong credit culture, which is so important to our success as a company.

This quarter we are again reporting earnings on a cash operating basis, which excludes non-cash profits and losses on our interest rate swap that does not qualify for hedge accounting, as we did last quarter.  We did this as well this quarter and we are also reducing cash earnings by our amortization expense.  We are doing this to better demonstrate our operating trends.  Most of our comments will therefore be based on this non-GAAP measure of operating performance.  You should refer to our press release for a reconciliation of these non-GAAP measures.

Seacoast’s earnings for the quarter broke all previous records and reflected a continuing strong growth in all of our markets, the continued success of our expansion in Palm Beach and the Space Coast, and the integration of our acquisition of Century National Bank in Orlando.

Cash operating earnings totaled $0.33 per share this quarter, up 32 percent over $0.25 per share earned in the prior year and up 22 percent over the $0.27 per share earned in the first quarter of this year.  Most of the earnings growth resulted from a continuation of trends seen recently in our East Coast markets, although the acquisition provide a greater earnings accretion than expected as our Orlando leadership team exceeded their growth targets.

During the quarter we terminated the interest rate swap we disclosed previously that did not qualify for hedge accounting under FASB 133.  This means that going forward our earnings should not be impacted by profits or losses on interest rate swaps.

I would like to invite you all now to pull up the slides we have posted on our website at seacoastbanking.net.  We have presented a number of slides that better depict some of the recent growth trends impacting our business.  You will find them under “Presentations” at the bottom of the list under “Investor Relations.”

Bill is now going to review a few of the highlights for the quarter.  Following his comments and a few closing comments from me, we will open the call for a few questions.  So Bill, I will turn the call over to you.

Bill Hahl:

Thank you, Denny.  Again, referring to the slides that we have posted, my comments will follow those in order.  As Denny mentioned, we had good strong growth this quarter, not only from earnings per share but on total revenues, as those increased by 30 percent this quarter.  Compared to the first quarter, total revenues were up 4.9 percent or roughly 25 percent on an annualized basis.  That compared to very consistent growth of around 26 percent in the first quarter and for the last 12 months as well—so total revenue growth has been very, very consistent.

Net interest income was up as well, both in the first quarter at 22 percent and this quarter at 26 percent—so we have had good strong growth.  If you look at total revenues without our Century acquisition, on a stand-alone basis looking back, growth in the first quarter a year ago was at 19.9 percent—so still strong growth in total revenues from the core bank, but even stronger growth with Century included.

On the next slide we have our net interest margin and net interest income graphs.  We have depicted here both our net interest margin growth, which was up one basis point over the first quarter, and seven basis points over a year ago. We also, included on a dotted line basis, the margin growth without the Century merger.  The Century assets that we acquired, which were roughly about $250 million in earning assets, had a margin during the second quarter (for the two months included) of about 3.23 percent.  So it was somewhat dilutive to our margin improvement that we had overall during the quarter.

This impact should go away, since it includes all of the dilution that we should experience from Century’s margin going forward.  Century’s margin has been improving over the last six months as well.  Their loans and other investments are primarily priced off of LIBOR type or prime based lending, and therefore have increasing asset yields going forward.  So their margin has been improving as well.

Moving on to the next slide, which depicts our investment management services trends:  these revenues were up 11 percent on a year-over-year basis.  This is essentially consistent with what we talked about last year, as revenues from these two business lines increased dramatically from a low point when the economy was much slower and these businesses weren’t doing as well.  Revenues increased around 20 percent last year.  Our belief is that we can grow these businesses over the long-term in the 8 percent to 10 percent compounded area as we did in this quarter compared to a year ago.

Moving on to the next slide, we show our loan growth over the last several quarters.  It remained very strong at 31.4 percent, excluding the acquisition of the $107 million in loans from Century, compared to the prior 12 months in the first quarter at 32 percent. So growth in the first two quarters was very consistent when you look back over the last 12 months.

Organic growth in the loan portfolio, on a linked quarter basis annualized, was around 26 percent.  Including Century, the mix of loans now stands at 26 percent in the residential portfolio, 60 percent in our commercial and commercial real estate portfolio, and 14 percent in the consumer portfolio.

Moving on to our next slide, commercial lending originations:  this is what primarily has been driving our loan growth over the last six months.  But we have had nice growth you will see in consumer as well and I will speak on that in a minute.  The pipeline looks very good over the remainder of 2005, and we believe similar results should be able to be achieved as we did in the first six months this year in terms of commercial loan originations.

Moving on to consumer lending, as I mentioned, it is up nicely – 20 percent over the last 12 months.  This is all organic growth.  Century has  very few consumer loan balances that we acquired.  The primary driver in growth over the last 12 months has been in Seacoast Marine loans.  That portfolio grew by $17 million over a year ago.  We have also had some lot loan growth and another $5 million in mobile home loans—so good overall growth in consumer lending.  I want to emphasize that marine lending—you will see this in a slide or two—is still primarily a fee-based business for us even though we have had nice growth in the portfolio over the last 12 months.

Speaking of that, the next slide has Seacoast Marine’s production, which totaled $44 million for the quarter, versus $52 million in last year’s first quarter.  We believe that the high cost of fuel has affected this business somewhat in the first six months of the year, as well as strong competition from small independent organizations that also provide financing competition for our originators.  Fee income was up nicely from the first quarter.  It looks like the business pretty much has recovered from the hurricane related slowdown that we experienced in the third and fourth quarters of last year.

Moving on, our mortgage originations for the quarter are consistent with our first quarter results.  We continue to build this business with the addition of more originators in the new markets we recently entered, like Brevard County, and will be introducing more.  Century has done originations up in the Orlando market, but we plan on doing more in the future up there as well.

Strong competition for sales people has been the primary factor in the first six months of this year.  We think that we have full staffing now and the manager believes that our volume should improve over the next six months.

Moving on to our next slide, which is our deposit slide, deposits are up on an organic basis over the last 12 months by 21 percent.  We had a nice addition with the acquisition of $304 million in deposits from Century.  Century has very few CDs, about $17 million, so primarily core deposits were acquired.  Average saving deposits, including Century’s, are up 54 percent from a year ago.

Moving on to the next slide, which shows the dramatic change into the deposit mix as a result of the Century merger, with demand deposits moving from 21 percent of total deposits up to 28 percent, and savings staying relatively stable at 49 percent.  So much improved deposit mix is expected going forward.

Last but not least is the overhead ratio: with the Century merger, we have had a nice decline in the overhead ratio.  With revenues up 30 percent for the first six months, that is primary factor driving down the overall overhead ratio.  We believe that there is very little expansion in total non-interest expenses to be had over the next couple of quarters.  We expect to begin to see some additional branch expansion expenses much later in the year, and certainly as we move into early 2006, as we have plans for expansion into Brevard County and an additional branch opening in Palm Beach County.  Denny those are my comments on the slides.

Dennis Hudson:

Thank you, Bill.  As you have heard, this was a big quarter for Seacoast.  We welcome our new shareholders and the leadership team and the associates in the fast-growing Orlando market.  Our new shareholders have gained a significant interest in growing and profitable markets from Melbourne to Palm Beach, including the Treasure Coast where we are the dominant financial institution.  All of our shareholders now have a growing exposure to the fast-growing wealth market in the Orlando area.  We have become one of the largest and most profitable community banks in Florida.  Concentrating our resources exclusively in Florida’s top growth and best wealth markets uniquely positions us to benefit in the coming years from the impact of aging Baby Boomers who will continue to move to Florida in record numbers.

While we have focused our remarks the last few quarters on our “de novo” entry into new markets, we have been saying for a number of years that our strong and dominant position in the Treasure Coast market would position us for strong growth as these markets are increasingly discovered.  Indeed, we are now seeing increased population growth rates as people continue to move out of congested markets in South Florida.  In fact, Port St. Lucie this past month was named by the Census Department as the fastest growing large city in the United States based on the past year’s population growth.

With over $350 million in market capitalization and a strong and growing trading volume—some would say currently trading at a discount to other Florida peers—we believe Seacoast represents solid value over the long run.  These prospects, taken with our dividend yield of over 2.6 percent, make Seacoast a solid investment for growth and value investors alike.  This concludes our prepared remarks and we would be happy to take a few questions if there are any.

Operator:

Okay, thank you.  We will now begin the question and answer session.  If you have a question, please press star, then one, on your touchtone phone.  If you wish to be removed from the queue, press the pound sign or the hash (#) key.  If you are using a speakerphone, you will need to pick up the handset first.  Once again if there are any questions, press star then one on your touchtone phone.

 We have Barry McCarver.  Please go ahead.

Barry McCarver:

Hey, good morning, guys.  Great quarter.

Dennis Hudson:

Morning, Barry.

Barry McCarver:

Bill, I was wondering if you could comment just a little bit on the margin.  You talked about Century being in there for a good piece of the quarter, and it was obviously lower, but you say it is improving.  Commercial loans look like they continue to come on strong.  Is there any reason we should feel like we will see any weakness in the margin for the rest of the year at least?

Bill Hahl:

I don’t think so.  I don’t think we can necessarily extrapolate the great growth that we experienced in the second quarter, that was somewhat offset by Century, because I think there will be greater pressure on deposit costs in the markets going forward.  I think we will continue to see good asset yield improvement, but some of that may be offset by a little higher cost of funding.  Again, the metric that is very important is:  we are still at about a 66 percent loan-to-deposit ratio.  As long as we have loan growth and the funds are primarily coming out of the investment portfolio, we should have better margin performance than others.

Dennis Hudson:

I think that is exactly what you are seeing this quarter and in the last couple of quarters.

Barry McCarver:

Speaking to Bill’s comments on deposit pressure, has that really changed any since the first quarter?

Bill Hahl:

There would appear to be more switching of our existing customers out of money market accounts into CDs.  We are seeing a little bit more of that than we did in the first six months.  As there are offering rates out there that are higher in the CD category, there is more switching occurring, so there is a little bit more pressure there — but not on core rates at all.  We haven’t seen anything with core rates.  So I don’t think it will be anything significant, but there is a little bit more activity there.

Barry McCarver:

Okay, and one last question and I will let somebody else get on.  The efficiency ratio came down pretty strongly in the quarter.  I guess it is running probably the best it has been in a couple of years.  Any more significant cost to come out of Century?  Or do you feel like this is a pretty good run rate?

Bill Hahl:

I think it is a pretty good run rate for now.  Probably, we will be adding at Century later on.  Certainly not this year.  As I said, I don’t think there is anything right now and I don’t think there is anything significant for cost-out at Century.

Dennis Hudson:

And I would point out that there was no cost out at Century.  They had a very efficient operation and they continue to be efficient and produce some great performance.

Barry McCarver:

Great quarter.  Thanks, guys.

Bill Hahl:

Thanks, Barry.

Dennis Hudson:

Thank you.

Operator:

We have Dave Honold on the line.  Please go ahead.

David Honold:

Good morning.

Bill Hahl:

Good morning.

Dennis Hudson:

Good morning.

David Honold:

Could you talk a little bit about the expectations for the third quarter?  The seasonality we might see in either the marine or the brokerage and trust operations?

Dennis Hudson:

Maybe Doug can comment on Seacoast Marine and then we will all weigh in.

Doug Gilbert:

The last half of the year, especially with the upcoming boat shows, beginning with the Ft. Lauderdale Boat Show in October, we normally begin to see a pick-up in business for Seacoast Marine—mostly in the fourth quarter.  So in the fourth quarter, we will probably see some pickup, but I don’t think we will see much in the third quarter.

Dennis Hudson:

Just generally, we are moving into our seasonal decline, all things being equal—which they are not.  We typically see deposits decline in the summer and we are beginning to see a little bit of that.  But again, I would remind everybody, we are still feeling sort of a positive impact of the hurricanes last year.  We have very large deposit balances related to that and we have some evidence that those balances may be starting to slide, but it is still too soon to say.

With regard to other fee businesses, brokerage and the like, it is really hard to say these days.  There has been pretty steady performance and we think that will probably continue, given where we are in the markets—probably a little more impactful than the seasonal impact.  Although you are right, this is the seasonal low point we are going to.

David Honold:

Great.  Thanks.  And then just a follow-up on the cost savings question for Bill.  Do you think this is the new run rate in personnel, occupancy and equipment that we should be using going forward based on the addition of Century?

Bill Hahl:

Yes.  I think we are in pretty good shape, as I said, over the next two quarters.  I don’t really see that we have anything on an expansion basis that is going to dramatically change those numbers.

Dennis Hudson:

Jean, the rough opening day of the new office in Palm Beach County is…. the first of the year?

Jean Strickland:

Towards the end of the first quarter of next year.

Dennis Hudson:

Right.  So we have some time before that hits.  We are looking at some things in Brevard County, and have some things under contract, but they are out late in 2006, I would say, at the earliest … Doug?

Doug Gilbert:

Yes, it would definitely be in the third or fourth quarter of 2006.

Dennis Hudson:

So all total, I think you are right on target that this is in a pretty good solid shape now.

David Honold:

Thanks very much.

Operator:

Dick Pye is now online.  Please go ahead.

Dick Pye:

Hey, guys, great quarter.

Dennis Hudson:

Thank you.

Bill Hahl:

Thank you.

Dick Pye:

Just a quick question about your reserves.  It looked like it trended up a bit in the quarter.  Are you starting to build reserves?  Or are you at a good level do you think?

Dennis Hudson:

No, we wouldn’t say we were starting to build reserves.  I think it is more or less stable.  A lot of that had to do with the acquisition, and just some adjustments that were made there, but I don’t think we have any particular comment on that, other than that we feel we are adequately reserved.  Doug, do you have other comments?

Doug Gilbert:

No, that is fine.

Dick Pye:

Okay, great.  Thanks.

Operator:

We have Gary Tenner on the line.  Please go ahead.

Gary Tenner:

Thanks.  Good morning.

Dennis Hudson:

Good morning, Gary.

Bill Hahl:

Good morning, Gary.

Gary Tenner:

Just wondered if you could give some color on the Palm Beach County franchise in terms of loans and deposits as of quarter-end, as well as the pipeline that you have going into the third quarter?  Thanks.

Jean Strickland:

Palm Beach County currently is about $100 million in deposits and about $200 million in loan outstandings.  We have $40 or $50 million in various unfunded loans in various stages of construction or funding.  The pipeline is extremely strong.  I would say we have a good solid $40 million that we know of in originations for the rest of this year.  The deposit growth continues to be strong there as well.  We are still new in that market and still building our business base there.

Dennis Hudson:

Jean, most of our deposit growth to date has been, or a great deal of it anyway, has been concentrated on the commercial side—as you have focused on that end of the market.  We think it will have a longer build-out in terms of the retail deposits, although those are growing nicely.

Jean Strickland:

Exactly.

Gary Tenner:

Great.  Thank you.

Dennis Hudson:

Thank you, Gary.

Operator:

We now have Payton Green on line.  Please go ahead.

Payton Green:

Yes, good morning.

Dennis Hudson:

Good morning.

Payton Green:

A couple of questions.  Are there any competitive pressures that might force your hand a little bit on the NOW, savings and money market rates going forward?  Also, how should we think about the insurance proceeds moving out?  Another trend certainly has been that they have stuck around longer than you would have thought nine months ago when they started to hit.  What is your best guess going forward on that?  Thanks.

Bill Hahl:

On the NOW and savings accounts, there has been very little pressure on those types of products over the quarter.  There have been a few entrants in the money market area, but we have had a nice product that our customers seem to gravitate to, so we have had good growth in it.  It is not the highest rate in the market, certainly, but I think it is at an adequate level, and our convenience and our customer service has made it something that we have seen our own customers gravitate to and bring us balances in those accounts.  So we haven’t been extraordinary competitive, nor have we seen any large competitor that has really made a big splash with a money market product with a high rate or anything along those lines.

On the hurricane money, Payton as you pointed out, we sort of blew the estimates on what we thought it was going to grow to, so I am very hesitant to try to give you any sort of idea, because I really don’t have an idea on how it might go out.

Dennis Hudson:

I will tell you in a meeting this morning we heard stories of multi-million dollar claims that are still unpaid, and still being discussed and debated.  So there are lots of claims that are still not settled yet from a year ago, which is quite remarkable.  I think also we continue to be challenged to get all the work done and that keeps the deposits “sticky”.  I don’t know that we have any other comment other than that, Payton.  It is kind of hard to gain a handle on it.  If we had to guess, we would say it is going to stick longer than expected and bleed out a lot slower than expected.

Payton Green:

Okay, great.  Backing out Century, you had about nine percent linked- quarter non-interest bearing deposit growth?  Does that sound right?  Not annualized?

Bill Hahl:

Backing out Century?

Payton Green:

Yes.

Bill Hahl:

On a linked quarter annualized…

Dennis Hudson:

That is probably right.  It was up.  DDA was up.

Payton Green:

I’ll say it another way.  How much in non-interest bearing deposits did Century contribute?  Is it about $85 million?

Dennis Hudson:

We will get back with you on that.

Payton Green:

Okay, great.

Dennis Hudson:

Jean is shaking her head.  She thinks it was about $85 million.  I do know, without Century, we have had some growth in that category… it sounds about right.

Payton Green:

Then, in terms of this quarter being clearly above what people thought it would be, at least on our side of the fence, does this change how you look at 2006 possibly?  Do you accelerate some growth initiatives in other markets?  Or in existing markets?  Or are you content to say we have spent the last 3-1/2 years getting the balance sheet the way we want it?  We want to have some benefit for a year to two years before we go through a big investment phase like you did in Palm Beach County?  How can you characterize that?

Dennis Hudson:

Well, I think the latter probably is a better characterization.  We do have plans for some expansion but it is not nearly as dramatic or overhead impactful as what we did a few years back.  We are trying to be balanced in our approach and we stated earlier in the call what those plans are:  one office in the end of the first quarter of next year, and then towards the end of next year, at the earliest, some other things that might be appearing.

Again, they are really branch offices and not as impactful as entering a new market.  We frankly think that there is a lot of growth ahead of us in the new markets—a lot of organic growth that we are going to realize around what we have already built in terms of infrastructure.  I think going forward the challenge will be to attract the right talent to add to the talent already in these markets as we go forward.  Included in that would be what is going on right now in Orlando.  We have a tremendously talented team there, and as we go forward to the next year or two, as they continue to add to that, we will have great results there as well.

So we think the name of the game going forward for the next year or two is definitely to realize the potential that exists now in those footprints and in the organization.

Payton Green:

Okay.  The question is:  If we think about the balance sheet leverage, to what extent are you willing to let the loan to earning asset mix move up and also the loan-to-deposit ratio, in terms of comfort levels?

Dennis Hudson:

Bill can comment on that.  Before he starts I would point out that we slipped backwards when we did the Century acquisition because they had a lower loan-to-deposit ratio than we did prior to the acquisition.  That gives us more capacity as we go forward.  Bill?

Bill Hahl:

Payton, if you look at our historic figures, we are comfortable at levels in the high 80’s for a loan-to-deposit ratio.  I think we can operate quite profitability in that range.  So that is basically our goal going forward is to increase to that level.

Dennis Hudson:

I had a comment on loan growth.  The last few years our loan growth rates have been very dramatic.  You have to remember that we came off some negative growth a couple of years ago, so that we were starting at very low levels.  We created a much enhanced ability to do production in a reasonable fashion, and that produced some very nice growth.  But as we continue to roll forward, those growth rates are likely to come down into the teens, which is still excellent growth and a growth rate that we think is sustainable, at least over the next year or two in the high teens.  The leveraging that has occurred to date has been pretty dramatic when you look at it historically.  I think it will be incrementally positive to earnings in the next year, but probably less dramatic in terms of its movement when we go forward, particularly when you look at the dynamics of what is happening in the balance sheet.

Payton Green:

Okay, great.  Thank you very much.

Operator:

At this time, there are no further questions.

Dennis Hudson:

Okay.  Thank you all for attending and we look forward to reporting good results at our next call next quarter.

Operator:

This concludes today’s conference.  Thank you for participating.  You may now disconnect.

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